FORM  4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[  ] Check box
     if no longer
     subject  to
     Section  16.           Filed pursuant to Section 16(a) of the
     Form  4  or        Securities Exchange Act of 1934, Section 17(a)
     Form  5          of the Public Utility Holding Company Act of 1935
     obligations    or Section 30(f) of the Investment Company Act of 1940
     may continue.
     See Instruction 1(b).


--------------------------------------------------------------------------------
1.   Name  and  Address  of  Reporting  Person(1)

     LEE                    JIMMY                    S.H.
--------------------------------------------------------------------------------
     (Last)                 (First)                  (Middle)

    c/o Schutzengasse  32
--------------------------------------------------------------------------------
                            (Street)

     Zurich                 Switzerland              8001
--------------------------------------------------------------------------------
     (City)                 (State)                  (Zip)

2.   Issuer  Name  and  Ticker or Trading Symbol   MERCER INTERNATIONAL INC.
                                                   -----------------------------
     (MERCS)
     -------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ---------------------------------------------------------------------------

4.   Statement  for  Month/Year      03/2003
                                  ----------------------------------------------

5.   If Amendment, Date of Original (Month/Year)
                                                   -----------------------------

6.   Relationship  of  Reporting  Person  to  Issuer  (Check  all  applicable)

[X]  Director     [X]  Officer   [   ]  10% Owner   [   ]  Other
                                        (give              (specify
                                        title              below)
                                        below)

     President  and  Trustee
--------------------------------------------------------------------------------

7.   Individual  or  Joint/Group  Filing
     (Check  applicable  line)

  X     Form  Filed  by  One  Reporting  Person
----

        Form  Filed  by  More  Than  One  Reporting  Person
----

--------------------------------------------------------------------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


---------------------------------------------------------------------------------------------------------------------
1.              2.                 3.                     4.                                   5.
Title of        Transaction        Transaction            Securities                           Amount of
Security        Date               Code                   Acquired (A)                         Securities
(Instr. 3)                         (Instr. 8)             or Disposed of (D)                   Beneficially
                (Month/Day                                (Instr. 3,4 and 5)                   Owned at End
                /Year)                                                                         of Month
                                                                                               (Instr. 3
                                                                                               and 4)
                                   ----------------------------------------------------
                                   Code      V            Amount      (A) or      Price
                                                                       (D)
---------------------------------------------------------------------------------------------------------------------
N/A
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

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6.                     7.
Ownership              Nature of
Form:                  Indirect
Direct                 Beneficial
(D)                    Ownership
or Indirect            (Instr. 4)
(I)
(Instr. 4)



---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


(1) If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                           (Over)
                                         (Print or Type Response)

                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED
                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                            CONVERTIBLE SECURITIES)


---------------------------------------------------------------------------------------------------------------------
1.                2.               3.              4.                  5.                6.
Title of          Conversion       Transaction     Transaction         Number of         Date
Derivative        or Exercise      Date            Code                Derivative        Exercisable
Security          Price of         (Month/Day/                         Securities        and Expiration
(Instr. 3)        Derivative       Year)           (Instr. 8)          Acquired          Date
                  Security                                             (A) or            (Month/Day/Year)
                                                                       Disposed
                                                                       of (D)
                                                                       (Instr. 3,4
                                                                       and 5)
                                                   ------------------------------------------------------------------
                                                   Code      V         (A)     (D)       Date            Expiration
                                                                                         Exercisable     Date

---------------------------------------------------------------------------------------------------------------------
Stock
Options*                           03/18/03         J                           D                        04/24/06
---------------------------------------------------------------------------------------------------------------------
Stock
Options*                           03/18/03         J                           D                        07/08/07
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
7.                        8.                9.                     10.                   11.
Title and                 Price of          Number of              Ownership             Nature
Amount of                 Derivative        Derivative             Form of               of Indirect
Underlying                Security          Securities             Derivative            Beneficial
Securities                                  Beneficially           Security:             Ownership
(Instr. 3 and 4)          (Instr. 5)        Owned at               Direct (D)            (Instr. 4)
                                            End of Month           or Indirect (I)
                                            (Instr. 4)             (Instr. 4)
-------------------
Title     Amount or
          number of
          Shares
---------------------------------------------------------------------------------------------------------------------
Common    75,000          $18.47            1,610,000               D
Shares
---------------------------------------------------------------------------------------------------------------------
Common    25,000          $8.50             1,585,000               D
Shares
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


Explanation  of  Responses:


* Mr. Lee voluntarily surrendered these options to Mercer International Inc. on March 18, 2003.




                             /s/  Jimmy  S.H. Lee                 03/18/2003
                             ----------------------             ----------------
                             Signature of Reporting             Date
                             Person(1)
                             JIMMY S.H. LEE

--------------
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
             (Print  or  Type  Responses)